Exhibit 99.1

CONTACT:	Investor Relations	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FOURTH QUARTER 2010 RESULTS

Fourth Quarter 2010 Highlights

•	Earnings increased to $33 million or $0.40 per diluted common share

•	Total financing spreads increased 31 basis points to average 1.71%, reflecting lower levels of portfolio runoff and continued low borrowing rates

•	Book value increased $0.25 to $12.02 per common share

•	Portfolio increased $573 million to $8.52 billion contributing in an increase in portfolio leverage to 6.91 times long-term investment capital

DALLAS – February 2, 2011 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today reported net income of $33,027,000 or $0.40 per diluted common share for the quarter ended December 31, 2010. This compares to net income of $23,673,000 or $0.27 per diluted common share for the quarter ended September 30, 2010. The Company paid a fourth quarter 2010 dividend of $0.39 per common share on January 20, 2011.

Fourth Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust for federal income tax purposes that invests in a leveraged portfolio of residential adjustable-rate mortgage, or ARM securities, issued and guaranteed by federal government-sponsored enterprises, either Fannie Mae or Freddie Mac (the “GSEs”), or by an agency of the federal government, Ginnie Mae. For the quarter ended December 31, 2010, the Company reported a 35% increase in net interest margins on interest-earning assets to $36,961,000 from $27,443,000 for the quarter ended September 30, 2010. Much of the improvement in net interest margins is attributable to declines in mortgage prepayments following the conclusion of GSE programs to buyout seriously delinquent loans from their mortgage guarantee portfolios early in the third quarter. Importantly, the Company completed the redeployment of capital made available from the high levels of portfolio runoff experienced between March and July of this year, which also contributed to higher net interest margins this quarter. Total financing spreads averaged 1.71% during the fourth quarter of 2010, compared to 1.40% during the third quarter of 2010.

Yields on the Company’s interest-earning assets averaged 2.44% during the fourth quarter of 2010, an increase of 26 basis points from an average of 2.18% reported for the third quarter of 2010. The increase reflects lower investment premium amortization primarily due to lower portfolio runoff, partially offset by lower yields on new acquisitions as well as lower coupon interest rates on ARM loans underlying the portfolio that reset to more current interest rates. Total portfolio runoff averaged 19.4% on an annualized basis during the fourth quarter (a constant prepayment rate, or CPR of 16.5%) compared to 35.6% (a 33.7% CPR) during the third quarter of 2010.

Interest rates on all interest-bearing liabilities, including the Company’s long-term unsecured borrowings, averaged 0.73% during the fourth quarter of 2010, a decrease of 5 basis points from an average of 0.78% during the third quarter of 2010, reflecting lower swap balances relative to average borrowings as well as the expiration of $200 million notional amount of higher-rate interest rate swap agreements during the third quarter of 2010. The Company’s repurchase arrangements and similar borrowings at December 31, 2010 totaled $7.79 billion consisting primarily of 30-day borrowings with 21 counterparties with rates averaging 0.30%, before consideration of interest rate swap agreements held for hedging purposes. At December 31, 2010 currently-paying swap positions had fixed rates of interest averaging 1.17% on notional amounts totaling $2.80 billion and average maturities of 10 months. Additionally, between August and October of 2010 the Company entered into $500 million notional amount of forward-starting swap agreements that began paying fixed rates of 0.69% in January 2011 and will expire in January 2013. These agreements replace $400 million notional amount of swaps that expired in January 2011 with average fixed rates of 1.37%. As a result, the Company has decreased the average fixed rates paid on its swap positions entered into to hedge short-term borrowing rates to 1.06% beginning in late January 2011. Variable payments based on one- and three-month London Interbank Offered Rate (LIBOR) received by the Company under interest rate swap agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings.

During the fourth quarter of 2010 the Company acquired ARM securities totaling $969 million (principal amount) allowing for a $573 million increase in the portfolio this quarter and contributing to a $425 million increase in the portfolio since the beginning of the year. As a result, portfolio leverage increased to 6.91 to one at December 31, 2010 from 6.37 to one at September 30, 2010 and 6.67 to one at December 31, 2009. The following table illustrates the progression of the Company’s portfolio of mortgage securities and similar investments during the quarter and year ended December 31, 2010 (in thousands):

	Quarter Ended December 31, 2010	Year Ended December 31, 2010
Mortgage securities and similar investments, beginning of period	$7,942,342	$8,091,103
Increase in unrealized gains on securities held available-for-sale	2,265	1,057
Portfolio acquisitions (principal amount) at purchased yields of 2.47% and 2.42%, respectively	968,820	3,299,600
Investment premiums on acquisitions	34,855	114,543
Portfolio runoff (principal amount)	(421,493)	(2,933,018)
Investment premium amortization	(11,098)	(57,594)

Mortgage securities and similar investments, end of period	$8,515,691	$8,515,691

Book Value per Common Share

Nearly all of Capstead’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by market conditions, including changes in interest rates, and for mortgage securities, the availability of financing at reasonable rates and leverage levels. The Company’s investment strategy attempts to mitigate these risks by focusing almost exclusively on investments in agency-guaranteed mortgage securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency and/or fixed-rate mortgage securities. The following table illustrates the progression of book value per common share outstanding (calculated assuming liquidation preferences for the Series A and B preferred stock) for the indicated periods:

	Quarter Ended December 31, 2010	Year Ended December 31, 2010
Book value per common share, beginning of period	$11.77	$11.99
Increase (decrease) attributed to capital transactions	(0.02)	0.01
Earnings in excess of dividends	0.01	0.01
Increase in fair value of mortgage securities classified as available-for-sale	0.03	0.01
Increase (decrease) in fair value of interest rate swap agreements designated as cash flow hedges of:
Repurchase arrangements and similar borrowings	0.10	(0.13)
Unsecured borrowings	0.13	0.13

Book value per common share, end of period	$12.02	$12.02

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Net interest margins improved considerably during the fourth quarter following the conclusion of GSE buyout programs in July. Portfolio runoff was considerably lower quarter over quarter and declined further still in January 2011 to an annualized rate of 18.3% (a 15.8% CPR), which should benefit our portfolio yields into 2011. With acquisitions during the fourth quarter totaling almost $1 billion, we were able to more than replace all of this year’s accelerated runoff resulting from the GSE buyout programs contributing to an increase for the year in portfolio leverage to 6.91 times our long-term investment capital. This success in re-leveraging our investment capital, together with the favorable prepay characteristics of our seasoned portfolio of agency-guaranteed ARM securities as well as the continued low borrowing rate environment, contributed to significantly improved operating results for the fourth quarter and bolsters our expectations that we will continue to produce strong financial results in 2011.

“Depending upon market conditions and other factors, we may further increase our portfolio leverage as 2011 progresses. We will continue to maintain a disciplined approach to augmenting our existing capital base, focusing on transactions that are accretive to our existing common stockholders provided that the resulting proceeds can be deployed at attractive levels.

“We remain confident in and focused on our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, February 3, 2011 at 10:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 407-8033 in the U.S. and Canada or (201) 689-8033 for international callers. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through February 17, 2011 by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 365816.

Annual Meeting Record Date

The date for the Company’s annual meeting of stockholders has been set for May 4, 2011. The record date for determining stockholders entitled to notice of and vote at such meeting will be the close of business on February 23, 2011 and the proxy statement and annual report will be mailed to stockholders on or about March 25, 2011. The Company’s 2011 common share dividend calendar has been set as follows:

Scheduled 2011 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date
First	March 15	March 31	April 20
Second	June 14	June 30	July 20
Third	September 13	September 30	October 20
Fourth	December 13	December 30	January 20, 2012

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	increases in costs and other general competitive factors;

•	deterioration in credit quality and ratings;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•

the availability of residential mortgage pass-through securities issued and guaranteed by the GSEs, currently Fannie Mae or Freddie Mac, or by an agency of the federal government, currently Ginnie Mae; and

•	changes in legislation or regulation affecting the GSEs and similar federal government agencies and related guarantees.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties many of which are set forth in the “Risk Factors” sections contained in the Company’s periodic filings with the SEC, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Any forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this document are cautioned not to place undue reliance on the forward-looking statements.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Mortgage securities and similar investments	$8,515,691	$8,091,103
($8.22 billion and $7.86 billion pledged under repurchase arrangements at December 31, 2010 and 2009, respectively)
Cash collateral receivable from interest rate swap counterparties	35,289	30,485
Interest rate swap agreements at fair value	9,597	1,758
Cash and cash equivalents	359,590	409,623
Receivables and other assets	76,078	92,817
Investments in unconsolidated affiliates	3,117	3,117

	$8,999,362	$8,628,903

Liabilities
Repurchase arrangements and similar borrowings	$7,792,743	$7,435,256
Cash collateral payable to interest rate swap counterparties	9,024	—
Interest rate swap agreements at fair value	16,337	9,218
Unsecured borrowings	103,095	103,095
Common stock dividend payable	27,401	37,432
Accounts payable and accrued expenses	23,337	29,961

	7,971,937	7,614,962

Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 187 and 188 shares issued and outstanding at December 31, 2010 and 2009, respectively ($3,073 aggregate liquidation preference)	2,620	2,630
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at December 31, 2010 and 2009 ($180,023 aggregate liquidation preference)	176,703	176,703
Common stock - $0.01 par value; 250,000 shares authorized:
70,259 and 69,319 shares issued and outstanding at December 31, 2010 and 2009, respectively	703	693
Paid-in capital	1,028,382	1,017,185
Accumulated deficit	(354,883)	(356,154)
Accumulated other comprehensive income	173,900	172,884

	1,027,425	1,013,941

	$8,999,362	$8,628,903

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of investments in related unconsolidated affiliates) (unaudited)	$1,127,403	$1,113,919

Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) (unaudited)	6.91:1	6.67:1

Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$12.02	$11.99

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2010	2009	2010	2009
Interest income:
Mortgage securities and similar investments	$50,902	$70,458	$199,300	$314,100
Other	140	76	478	495

	51,042	70,534	199,778	314,595

Interest expense:
Repurchase arrangements and similar borrowings	(11,892)	(21,697)	(47,502)	(120,083)
Unsecured borrowings	(2,187)	(2,187)	(8,747)	(8,747)
Other	(2)	—	(2)	—

	(14,081)	(23,884)	(56,251)	(128,830)

	36,961	46,650	143,527	185,765

Other revenue (expense):
Impairment and related charges associated with investments in commercial real estate loans	—	(39,673)	—	(40,423)
Miscellaneous other revenue (expense)	(174)	(75)	(904)	(218)
Incentive compensation expense	(1,327)	(1,334)	(5,055)	(4,769)
General and administrative expense	(2,498)	(3,038)	(10,931)	(11,351)

	(3,999)	(44,120)	(16,890)	(56,761)

Income before equity in earnings of unconsolidated affiliates	32,962	2,530	126,637	129,004

Equity in earnings of unconsolidated affiliates	65	65	259	259

Net income	$33,027	$2,595	$126,896	$129,263

Net income available to common stockholders:
Net income	$33,027	$2,595	$126,896	$129,263
Less cash dividends paid on preferred shares	(5,058)	(5,059)	(20,233)	(20,239)

	$27,969	$(2,464)	$106,663	$109,024

Net income per common share:
Basic	$0.40	$(0.04)	$1.53	$1.67
Diluted	0.40	(0.04)	1.52	1.66

Weighted average common shares outstanding:
Basic	69,737	68,849	69,552	65,045
Diluted	70,082	68,849	69,901	65,449

Cash dividends declared per share:
Common	$0.390	$0.540	$1.510	$2.240
Series A Preferred	0.400	0.400	1.600	1.600
Series B Preferred	0.315	0.315	1.260	1.260

CAPSTEAD MORTGAGE CORPORATION

MARKET VALUE ANALYSIS

(in thousands, unaudited)

	December 31, 2010					December 31, 2009
	Principal Balance	Premiums	Basis or Notional Amount	Market Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Mortgage securities held available- for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Current-reset ARMs	$6,817,309	$137,215	$6,954,524	$7,109,710	$155,186	$94,177
Longer-to-reset ARMs	842,960	21,045	864,005	881,412	17,407	79,884
Fixed-rate	169	—	169	183	14	16
Ginnie Mae:
Current-reset ARMs	339,149	2,844	341,993	349,626	7,633	5,240
Longer-to-reset ARMs	150,430	5,186	155,616	155,750	134	—

	$8,150,017	$166,290	$8,316,307	$8,496,681	$180,374	$179,317

Interest rate swap positions (c)			$3,400,000	$(6,740)	$(6,474)	$(6,441)

(a)

Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $8 million and unsecuritized investments in residential mortgage loans with a cost basis of $11 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 10 of this release for further information).
(c)

The Company uses two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements (or longer-term committed borrowings, if available at attractive rates and terms), to help mitigate exposure to higher short-term interest rates. Additionally, in October 2010 the Company entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s unsecured borrowings that begin in 2015 and 2016 and end with their maturity in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. As of December 31, 2010, these swap positions had the following characteristics (in thousands):

Period of Contract Expiration	Notional Amount	Average Fixed Rate	Unrealized Gains (Losses)
Contracts hedging short-term interest rates:
Currently-paying contracts:
First quarter 2011	$400,000	1.37%	$(185)
Second quarter 2011	100,000	1.19	(287)
Third quarter 2011	400,000	1.33	(2,548)
Fourth quarter 2011	900,000	1.15	(5,991)
First quarter 2012	800,000	1.10	(5,978)
Third quarter 2012	200,000	0.83	(921)

	2,800,000	1.17	(15,910)

Forward-starting contracts:
First quarter 2013	500,000	0.69	573

	$3,300,000	1.10	$(15,337)

Forward-starting contracts hedging borrowing rates on long-term unsecured borrowings: 2035 and 2036	$100,000	4.09	$8,863

After consideration of related swap positions, the Company’s mortgage investments portfolio and related borrowings under repurchase arrangements had durations of approximately 8 1/2 and 5 1/4 months, respectively, for a net duration gap of approximately 3 1/4 months. Duration is a measure of market price sensitivity to interest rate movements.

CAPSTEAD MORTGAGE CORPORATION

YIELD/COST ANALYSIS

(dollars in thousands)

(unaudited)

	4th Quarter 2010 Average (a)			3rd Quarter 2010 Average (a)
	Basis	Yield/Cost	Runoff	Basis	Yield/Cost	Runoff
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$5,106	6.60%	18.3%	$5,372	6.48%	24.3%
ARMs	7,600,085	2.49	19.4	6,895,479	2.16	36.5
Ginnie Mae ARMs	486,215	2.57	12.7	388,334	2.92	13.2

	8,091,406	2.50	19.0	7,289,185	2.20	35.7

Unsecuritized residential mortgage loans:
Fixed-rate	3,491	7.03	6.4	3,549	7.01	6.3
ARMs	7,353	3.79	7.6	7,518	3.80	7.4

	10,844	4.83	7.2	11,067	4.83	7.1
Commercial loans	4,339	8.75	100.0	10,020	9.67	—
Collateral for structured financings	3,506	8.07	3.5	3,538	8.07	3.7

	8,110,095	2.51	19.4	7,313,810	2.22	35.6
Other interest-earning assets(b)	273,016	0.20		171,577	0.26

	8,383,111	2.44		7,485,387	2.18

Secured borrowings based on:
30-day to 90-day interest rates, as adjusted for hedging transactions	7,465,108	0.62		6,599,599	0.65
Structured financings	3,506	8.07		3,538	8.07

	7,468,614	0.62		6,603,137	0.66
Other interest-paying liabilities(b)	4,323	0.19		—	—
Unsecured borrowings(c)	103,095	8.49		103,095	8.49

	7,576,032	0.73		6,706,232	0.78

Capital employed/total financing spread	$807,079	1.71		$779,155	1.40

(a)

Basis represents the Company’s average investment before unrealized gains and losses. Average asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of cash collateral payable to interest rate swap counterparties.

(c)

Unsecured borrowings consist of junior subordinated notes with original terms of 30 years that were issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3 million of the trusts’ common securities to Capstead and to privately place $100 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of December 31, 2010)

(unaudited)

ARM Type	Basis (b)	Net WAC (c)	Fully Indexed WAC (c)	Average Net Margins (c)	Average Periodic Caps (c)		Average Lifetime Caps (c)	Months To Roll (a)
Current-reset ARMs:
Fannie Mae Agency Securities	$5,411,295	2.83%	2.31%	1.72%	3.11%	10.19%	5.0
Freddie Mac Agency Securities	1,543,229	3.27	2.44	1.94	2.17	11.34	6.5
Ginnie Mae Agency Securities	341,993	3.01	1.82	1.53	1.00	10.09	5.9
Residential mortgage loans	7,259	3.45	2.43	2.06	1.55	11.07	5.4

	7,303,776	2.93	2.31	1.76	2.81	10.43	5.4

Longer-to-reset ARMs:
Fannie Mae Agency Securities	588,981	4.10	2.48	1.71	1.93	9.43	38.3
Freddie Mac Agency Securities	275,024	5.04	2.54	1.78	1.95	10.30	32.0
Ginnie Mae Agency Securities	155,616	3.38	1.81	1.50	1.05	8.43	36.9

	1,019,621	4.24	2.40	1.70	1.80	9.51	36.4

	$8,323,397	3.09	2.32	1.75	2.69	10.32	9.2

(a)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(b)

Basis represents the Company’s investment (unpaid principal balance plus unamortized investment premium) before unrealized gains and losses. As of December 31, 2010, the ratio of basis to related unpaid principal balance for the Company’s ARM securities was 102.04. This table excludes $5 million in fixed-rate Agency Securities, $3 million in fixed-rate residential mortgage loans and $4 million in private residential mortgage pass-through securities held as collateral for structured financings.

(c)

Net WAC, or weighted average coupon, is presented net of servicing and other fees and represents the cash yield inherent in the portfolio as of the indicated date before amortization of investment premiums. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average Net Margins represents the weighted average level over the underlying indexes that the portfolio can adjust to upon reset, usually subject to periodic and lifetime limits, or Caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.